For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.walkingcompany.com
CONTACT:
Alexis Dilg
Investor Information
(805) 963-8727, ext. 1302
alexisd@bigdogs.com

For Immediate Release:
August 3, 2006

Big Dog Holdings, Inc. Announces Second Quarter 2006 Financial Results

Santa Barbara, California - August 3, 2006... Big Dog Holdings, Inc. (NASDAQ: BDOG; www.bigdogs.com;  www.thewalkingcompany.com), a developer and retailer of branded, lifestyle consumer products, today reported the financial results for the second quarter ended June 30, 2006.

For the quarter ended June 30, 2006, consolidated net sales were $53,178,000, as compared with $43,441,000 in the second quarter 2005. Our consolidated sales increased 22%, primarily due to the addition of 56 new The Walking Company (“TWC”) stores including 35 Steve’s Shoes store, which were acquired out of bankruptcy in January of this year and have been in the process of being converted into TWC stores. The Company had a total of 294 stores opened (161 Big Dog stores and 133 TWC stores) at the end of the period, as compared with 258 stores opened on June 30, 2005 (181 Big Dog stores and 77 TWC stores). Comparative retail store sales increased 0.4% for the second quarter 2006 (5.9% increase for the TWC chain and 5.2% decline for the Big Dogs chain.) Total consolidated gross profit was 55.3% of sales or $29,383,000 in the second quarter 2006, as compared with 56.8% of net sales or $24,680,000 in the second quarter 2005. The overall dollar increase in consolidated gross profit is the result of increased sales as well as an increase in margin contribution from TWC. Big Dogs’ margin contribution for the period decreased to 60.1% as compared to last year’s margin contribution of 61.7% and the gross margin for the TWC chain increased to 52.4% as compared to 51.8% for 2005.

Consolidated operating expenses in the second quarter 2006 were $27,844,000 or 52.4% of sales, compared to $21,613,000 or 49.8% in the second quarter 2005. Consolidated operating income for the second quarter 2006 was $1,540,000, compared to $3,067,000 for the second quarter 2005. The increase in such expenses as a percentage of sales, and the decrease in operating income, are attributable to the reduction in Big Dog revenue and contribution and the building of our corporate overhead structure for anticipated future growth of TWC, as well as continue turnaround and integration of the Steve’s Shoes operations into TWC. As a result, the consolidated fully diluted net income per share for the second quarter 2006 decreased to $.06 per share, as compared with $.18 for the second quarter 2005.

Andrew Feshbach, Chief Executive Officer, stated “We are pleased with the progress we are making with TWC and laying the foundation for future growth. The Steve’s Shoes turnaround and integration is on track and we expect to see improvements this fall. TWC business continues to trend in the third quarter as experienced earlier this year. We believe Big Dog’s outlet-based business is being impacted by the increase in gas prices and that its negative trend will continue into the year and could possibly decline further.”

Other Business

On July 31, 2006, Andrew Feshbach gave a TWC presentation at the World Shoe Association (WSA) show in Las Vegas to shoe vendors and other interested parties. In his presentation, certain forward looking statements were made which are disclosed herein. The Company anticipates that by the end of 2006 it will have doubled its revenue of TWC in a period of two years and that by 2010 will double its 2006 TWC store base to approximately 300 stores. Additionally, Mr. Feshbach stated that TWC has experienced positive comparative store sales for 30 consecutive months and that the Footwork’s stores acquired last year, although not currently included in TWC’s comparative store base, have trended monthly positive sales increase this year.

Today’s Conference Call

Today the company will host a conference call at 1:30pm PDT to discuss financial results for the Quarter Ended June 30, 2006. Dial in information is as follows: U.S. Toll Free: 1-800-434-1335. Participant code (to be given to the operator): 37587545#. In the event you are unable to attend a recordable copy will be available two (2) hours after the call has ended. Dial in information to listen to the recorded call is as follows: 1-800-750-4065, Participant code: 446172#.

Big Dog Holdings, Inc. (the “Company”) consists of its Big Dogs and The Walking Company subsidiaries. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including active wear, casual sportswear, accessories and gifts. The BIG DOGS® brand image is one of quality, value and fun. The BIG DOGS® brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its approximately 160 retail stores, Big Dogs markets its products through its catalog, corporate sales accounts and Internet sales. The Walking Company (“TWC”) is a leading independent specialty retailer of high-quality, technically designed comfort footwear and accessories that features premium brands such as ECCO, Mephisto, Dansko, and Merrell, among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. The Walking Company operates over 134 stores in premium malls across the nation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission.

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,
	2006	2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$766,000	$595,000
Receivables, net	856,000	767,000
Inventories	56,090,000	44,406,000
Prepaid expenses and other current assets	3,060,000	1,965,000
Deferred income taxes	3,288,000	1,855,000
Total current assets	64,060,000	49,588,000
PROPERTY AND EQUIPMENT, Net	15,850,000	9,988,000
INTANGIBLE ASSETS, Net	4,300,000	172,000
GOODWILL	3,131,000	-
DEFERRED INCOME TAXES	1,891,000	1,690,000
OTHER ASSETS	398,000	309,000
TOTAL	$89,630,000	$61,747,000

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$23,446,000	$7,385,000
Current portion of long-term debt	1,839,000	246,000
Accounts payable	8,098,000	5,006,000
Income taxes payable	-	72,000
Accrued expenses and other current liabilities	5,220,000	5,376,000
Total current liabilities	38,603,000	18,085,000
NOTES PAYABLE	4,176,000	109,000
CAPITAL LEASE OBLIGATIONS	4,000	152,000
DEFERRED RENT AND LEASE INCENTIVES	1,691,000	1,333,000
DEFERRED GAIN ON SALE-LEASEBACK	169,000	221,000
Total liabilities	44,643,000	19,900,000
STOCKHOLDERS' EQUITY	44,987,000	41,847,000
TOTAL	$89,630,000	$61,747,000

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

NET SALES	$53,178,000	$43,441,000	$91,848,000	$74,786,000
COST OF GOODS SOLD	23,795,000	18,761,000	42,368,000	33,879,000
GROSS PROFIT	29,383,000	24,680,000	49,480,000	40,907,000
OPERATING EXPENSES:
Selling, marketing and distribution	24,212,000	18,465,000	45,751,000	35,884,000
General and administrative	2,101,000	2,178,000	4,122,000	3,818,000
Depreciation and amortization	1,531,000	970,000	2,857,000	1,922,000
Total operating expenses	27,844,000	21,613,000	52,730,000	41,624,000
INCOME (LOSS) FROM OPERATIONS	1,539,000	3,067,000	(3,250,000)	(717,000)
INTEREST INCOME	2,000	1,000	4,000	41,000
INTEREST EXPENSE	(516,000)	(297,000)	(785,000)	(448,000)
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	1,025,000	2,771,000	(4,031,000)	(1,124,000)
PROVISION (BENEFIT) FOR INCOME TAXES	385,000	1,053,000	(1,512,000)	(427,000)
NET INCOME (LOSS)	$640,000	$1,718,000	$(2,519,000)	$(697,000)
NET INCOME (LOSS) PER SHARE
BASIC	$0.07	$0.19	$(0.28)	$(0.08)
DILUTED	$0.06	$0.18	$(0.28)	$(0.08)

WEIGHTED AVERAGE SHARES OUTSTANDING:

BASIC	9,177,000	9,187,000	9,135,000	9,183,000
DILUTED	10,308,000	9,760,000	9,135,000	9,183,000